Exhibit 10.18

AMENDMENT NO. 1 TO

RESTATED WORKING INTEREST AGREEMENT

This Amendment No. 1 is made this 31st day of August, 2020, by and between VIVAVENTURES ENERGY GROUP, INC., a Nevada corporation (the “Company”), and VIVAVENTURES UTS I, LLC, a Delaware limited liability company (“UTS1”), to amend the terms of that certain Restated Working Interest Agreement dated August 31, 2020 and entered into by the same parties (the “Agreement”). This Amendment No. 1 is effective as of June 30, 2018, the date the parties orally agreed to, and began operating under, the amendments to the Agreement set forth herein. In the event the terms of the Agreement and this Amendment No. 1 conflict, the terms of this Amendment No. 1 control.

WHEREAS, the Company approached UTS1 with the prospect of amending the Agreement to change how UTS1’s Revenue Participation Payments would be calculated under the Agreement;

WHEREAS, in response to the Company’s request, the management of UTS1 notified the holders of its Class A Units (voting) and its Class B Units (non-voting) regarding the proposed amendments, with UTS1’s management and UTS1’s Class A Unit holders approving the suggested amendments as of June 30, 2018, and the holders of UTS1’s Class B Units that responded to UTS1’s request for comment on the suggested amendments indicated they were in favor of the proposed amendments (even though they do not have voting rights);

WHEREAS, the Parties wish to enter into this Amendment No. 1 amend the Revenue Participation Payments under the Agreement as stated herein, with an effective date of June 30, 2018;

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 5 of the Agreement is hereby amended and restated in its entirety as follows:

Article V. COVENANTS

“Section 5.01 Production and Revenue Participation. The Company plans to process tar sands or other material containing oil or hydrocarbons using the Extraction Machine, which uses the Extraction Technology. The Company shall, in its sole discretion, select the Selected Material. The Company makes no representation or warranty with respect to the timing of the first Revenue Participation Payment to be made by the Company hereunder. As set forth herein, UTSI is entitled to Revenue Participation Payments that are derived from the Extraction Machine and not from any other machines the Company may have in production.

Section 5.02 Revenue Participation Payments; Revenue Participation Reports.

(a)   After the Company has commenced processing the Selected Material using the Extraction Machine hereunder and following the Company’s first sale of Product hereunder and thereafter, the Company shall commence paying and thereafter continue to pay to UTS1 the Revenue Participation Payments for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of such calendar quarter. The Revenue Participation Right will terminate on the date that is the twentieth (20th) anniversary from the Extraction Machine is placed into production. Likewise, the Revenue Participation Payments will terminate once the final payment is made based on the termination of the Revenue Participation Right.

(b)   The Company shall make all payments required to be made by the Company to UTS1 pursuant to this Agreement in U.S. Dollars by wire transfer of immediately available funds, without set-off, reduction or deduction or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by UTS1.

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(c)   If the Company fails, or expects to fail, to satisfy any of the Company’s payment obligations owed to UTS1 pursuant to this Agreement when such obligations are due, then the Company shall send a notice to UTS1 (a “Late Payment Notice”) disclosing such failure or expected failure. If the Company sends a Late Payment Notice to UTS1, then the Company’s failure to satisfy any of the Company’s payment obligations during a calendar year will not be considered a breach of this Agreement, and UTS1 hereby agrees not to exercise UTS1’s remedies under this Agreement, until the Company has been delinquent in the Company’s payment obligations for an aggregate of three (3) consecutive calendar quarters in such calendar year. Notwithstanding the foregoing, a late fee of two percent (2%) over the Prime Rate will accrue on all unpaid amounts from the date such obligations were due. The imposition and payment of a late fee will not constitute a waiver of UTS1’s rights with respect to such payment default.

(d)   Before or simultaneously with each payment of the Revenue Participation Payments, the Company shall deliver a written report setting forth in reasonable detail the calculation of the Revenue Participation Payments payable to UTS1 for such calendar quarter and the calculation of Gross Revenue used to determine the Revenue Participation Payments due to UTS1 (the “Revenue Participation Report”).

Section 5.03 Inspections and Audits of the Company. Following the Closing, upon reasonable prior written notice and during normal business hours, UTS1 may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Company to be made of the Company’s books of account for the two (2) calendar years before the audit, no more frequently than once per calendar year, for the purpose of determining the correctness of Revenue Participation Payments made under this Agreement and the use of the funds invested for the Working Interest Right. All of the expenses of any inspection or audit requested by UTS1 hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by UTS1, if the independent public accounting firm determines that Revenue Participation Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the Revenue Participation Payments actually paid or (ii) the Company, if the independent public accounting firm determines that Revenue Participation Payments previously paid were incorrect by an amount greater than five percent (5%) of the Revenue Participation Payments actually paid. Any such accounting firm shall not disclose the Company’s or its licensees’ confidential information to UTS1, except to the extent such disclosure is either necessary to determine the correctness of Revenue Participation Payments or otherwise would be included in a Revenue Participation Report. All information obtained by UTS1 as a result of any such inspection or audit shall be Confidential Information subject to Article VII (Confidentiality).

Section 5.04 Further Assurances. After the Closing, the Company and UTS1 agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.”

Section 9.01 of the Agreement is hereby amended as follows:

“Guaranteed Production” is defined in Section 5.01.”

“Payment Stream” means all Revenue Participation Payments payable in respect of Gross Revenue.”

“Revenue Participation Payment” means, for each quarter, an amount payable to UTS1 equal to the Net Revenue during such quarter multiplied by the Revenue Participation Rate.

“Revenue Participation Rate” means twenty-five percent (25%) of the Gross Revenue from the sale of Product allocated to the Company under any agreements with third parties generated from the Selected Material.”

“Selected Material” means the source or location of the tar sands or other material to be processed using the Extraction Machine, which shall be determined by the Company in its sole discretion.”

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment No. 1 as of the date first above written. This Amendment No. 1 may be signed in counterparts and facsimile signatures are treated as original signatures.

The “Company”:

VIVAVENTURES ENERGY GROUP, INC.,

a Nevada corporation

By: /s/ Matt Nicosia

       Matt Nicosia

       President and CEO

“UTS1”:

VIVAVENTURES UTS I, LLC,

a Delaware limited liability company

By: VIVAVENTURES MANAGEMENT COMPANY, INC.,

a Nevada corporation, its Manager

By: /s/ Matt Nicosia

       Matt Nicosia

       President and CEO

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO RESTATED WORKING INTEREST AGREEMENT]

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